 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Impax Laboratories, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-158259, 333-168584, and 333-189360) of Impax Laboratories, Inc. of our reports dated February 22, 2016, with respect to the consolidated balance sheets of Impax Laboratories, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of Impax Laboratories, Inc.

Our report dated February 22, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states that the scope of management’s assessment of their effectiveness of internal control over financial reporting as of December 31, 2015 included Impax Laboratories, Inc.’s consolidated operations except for the operations of Tower Holdings, Inc. and Lineage Therapeutics Inc., which Impax Laboratories, Inc. acquired in March 2015. Tower Holdings, Inc. and Lineage Therapeutics Inc. represented 2% and 14% of Impax Laboratories, Inc. and subsidiaries’ consolidated assets and consolidated revenues as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of Impax Laboratories, Inc. also excluded an evaluation of the internal control over financial reporting of Tower Holdings, Inc. and Lineage Therapeutics Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 22, 2016